Exhibit 99.1


     INVESTools' Total Revenue and Total Transaction Volume Up 40% and 68%, Respectively; Reciprocal Marketing Initiatives with OptionsXpress and RefcoFX



    HOUSTON--(BUSINESS WIRE)--Nov. 4, 2004--INVESTools Inc., (AMEX:IED), the market leader in fulfilling the lifelong education needs of self-directed investors, today announced that total revenue for the quarter ended September 30, 2004 rose 40 percent to $24.4 million from $17.4 million for the same period a year ago. Total transaction volume generated during the third quarter rose 68 percent to $30.2 million from $18.0 million for the same period a year earlier. (Please refer to the reconciliation of total revenue to total transaction volume below for a discussion of the relevance of this measure.) Cash flow from operations for the third quarter reached $4.0 million, an increase of 36 percent, compared to $2.9 million in the third quarter a year ago.
    Net loss in the period totaled $2.4 million, or $0.05 per share, compared to a net profit of $0.5 million, or $0.01 per share, in the third quarter of 2003. The loss in the third quarter of this year was substantially attributable to the $5.8 million of net sales deferred into future quarters with the majority of costs associated with such sales being expensed as incurred.
    Cash flow from operations of $4.0 million in the current quarter resulted from the $2.4 million loss in the quarter offset by $0.6 million of non-cash expenses and the $5.8 million increase in deferred revenue in the quarter, with other working capital changes netting to zero.
    "INVESTools' third quarter produced another in a series of positive growth and positive cash flow results that demonstrate the quality of our expanding advanced education products and the validity of our lifetime value of the student strategy," said Lee K. Barba, Chairman and Chief Executive Officer. "In order to improve operating margins we continued to revise agreements with our co-marketing partners to create incentives for them to acquire a greater number of students for our advanced investor education products. We also successfully marketed for the first time beginning in August our Advanced Options and Advanced Technical Analysis workshops bundled in our Doctoral Training package at a price point of approximately $20,000. Sales of all of our Advanced Investor Education products continue to exceed our expectations.
    "While we have achieved solid growth in our core investor education business, we are excited to announce new initiatives with OptionsXpress, which will provide our students with the opportunity to execute stock and option trades without leaving the InvestorToolbox sites, and RefcoFX, which will have a reciprocal marketing agreement with INVESTools for students graduating from our currency trading workshops which are currently in development. These initiatives expand our relationships into new services and markets which are both valued by our students and which do so with the highest quality partners in their respective market segments."
    Graduates of the Company's investor education programs for the third quarter of 2004 totaled 11,938 compared to 5,075 for the third quarter of 2003, an increase of 135 percent. To date, more than 134,000 students have graduated from the Company's investor education programs. During the quarter, subscription retention rates continued to exceed 65 percent. Currently, the Company has more than 46,000 active subscribers to its InvestorToolbox website.
    Rapid growth of the Company's advanced investor education bundles, which include components of the Personal Training System (PTS) and website renewal products, continues to result in significant increases in deferred revenue. During the third quarter, total deferred revenue increased $5.8 million compared to an increase of $0.6 million in the third quarter of 2003. The Company's accounting policy is to recognize direct selling costs, which include partner commission arrangements and sales commissions, costs of hosting workshops, materials costs and credit card fees, as incurred. Thus for sales of PTS and renewal products, which have a substantial portion of their revenue deferred to future periods, this results in incremental losses in the month of the sale that negatively impacts current period reported earnings, even though cash from the sale is collected in full when the sale is generated. As a result, a portion of the revenue and much of the profit related to the sales will be recognized in future periods.
    Selling expense in the quarter decreased slightly to 28 percent of revenue compared to 29 percent in the same period a year earlier. During the third quarter the Company began production of a direct response television infomercial, ramped up product development costs, upgraded preview events and increased investment in marketing expense.
    General and administrative expense as a percentage of revenue remained the same at 21 percent during the quarter compared to the same quarter of 2003. Contributing to general and administrative expense in the current quarter were unusually high legal expenses related to the ASIC lawsuit in Australia, increased professional fees in connection with compliance related to Section 404 of Sarbanes-Oxley Act and investment in infrastructure development.
    As of September 30, 2004, the Company had cash and short-term investments in marketable securities of $18.8 million, up from $16.7 million at June 30, 2004 and $12.3 million at December 31, 2003. Including restricted cash primarily collateralizing the Company's merchant account relationships, as of September 30, 2004, the Company had cash and marketable securities of $21.0 million, up from $18.5 million at June 30, 2004 and $12.6 million at December 31, 2003. The Company has no long-term debt.
    As of the date of this press release, the company has repurchased 1,054,000 shares of its common stock at a total cost of $2.2 million. Under the stock repurchase program, which was initiated in June of this year, the Company may acquire up to 3.5 million shares over a two year period.

    Explanation of Non-GAAP Information

    The Company believes that total transaction volume before changes in deferred revenue is an important measure of business volume. It is consistent with the amount of cash receipts from selling activities in the period and with the level of a majority of the cost components of cost of revenue.

($ in thousands)                         Three Months Ended
                              ----------------------------------------
                                September September   June      June
                                   30,       30,       30,       30,
                                  2004      2003      2004      2003
                              ----------------------------------------
Total Transaction Volume        $30,195   $17,999   $30,129   $19,231
Change in Deferred Revenue       (5,758)     (562)   (4,520)   (1,104)
                              ----------------------------------------
Total Revenue                   $24,437   $17,437   $25,609   $18,127
                              ========================================


    Conference Call Information

    In conjunction with this release, a conference call will be held to discuss these results at 10:00 a.m. EST today. The webcast of the call can be accessed through the Company's corporate website at http://www.investools.com under Investor Relations. Please allow extra time prior to the call to visit the site and to download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within two hours following completion of the live call.

    About INVESTools Inc.

    INVESTools Inc. is a global leader in investor education. The Company offers a full range of investor education products and services that provide lifelong learning in a variety of delivery formats, including instructor-led workshops, "at home" study programs, personal training sessions and through the Web. More than 134,000 investors around the world have graduated from INVESTools investor education programs. Visit the Company's corporate Web site at http://www.investools.com for more information regarding the INVESTools Method.

    "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release that may be considered forward-looking statements could be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. These include uncertainties in the market, competition, legal proceedings, success of marketing efforts and other risks detailed from time to time in the Company's SEC filings. The Company assumes no obligation to update the information in this release.


                   INVESTOOLS INC. AND SUBSIDIARIES
                      Consolidated Balance Sheets
                            (in thousands)

                                                 September    December
                                                    30,         31,
                                                   2004        2003
                                              ------------ -----------
                                               (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                        $9,150      $4,458
  Marketable securities                             9,652       7,808
  Accounts receivable, net (allowance: $158,
   $197)                                            2,301         319
  Current portion of restricted cash                  344           -
  Other current assets                              2,837         398
                                              ------------ -----------
    Total current assets                           24,284      12,983

Long-term restricted cash                           1,869         357
Goodwill and intangibles, net                      16,637      12,357
Furniture and equipment, net                        1,649         832
Other long-term assets                                216          22
                                              ------------ -----------
    Total assets                                  $44,655     $26,551
                                              ============ ===========

Current liabilities:
  Current portion of deferred revenue             $18,013      $8,464
  Accounts payable                                  5,280       1,391
  Accrued payroll                                   2,333       1,544
  Accrued tax liabilities                             536         561
  Other current liabilities                         1,921         566
                                              ------------ -----------
     Total current liabilities                     28,083      12,526

Long-term liabilities:
 Long-term portion of deferred revenue              4,421         158
                                              ------------ -----------
     Total liabilities                             32,504      12,684
                                              ------------ -----------

Stockholders' equity:
  Common stock (45,064 and 44,189 shares
   issued and outstanding, respectively)              458         442
  Additional paid-in capital                      129,675     127,058
  Accumulated other comprehensive income
   (loss)                                              22          (2)
  Deferred stock compensation                      (1,089)       (293)
  Accumulated deficit                            (116,915)   (113,338)
                                              ------------ -----------
    Total stockholders' equity                     12,151      13,867
                                              ------------ -----------
    Total liabilities and stockholders' equity    $44,655     $26,551
                                              ============ ===========


                   INVESTOOLS INC. AND SUBSIDIARIES
                 Consolidated Statements of Operations
               (in thousands, except per share amounts)
                              (unaudited)

                                     Three Months       Nine Months
                                         Ended             Ended
                                     September 30,     September 30,
                                   ----------------- -----------------
                                     2004     2003     2004     2003
                                   -------- -------- -------- --------

Revenue                            $24,437  $17,437  $73,019  $49,444
Costs and expenses
  Cost of revenue                   14,767    8,326   43,788   26,392
  Selling expense                    6,860    4,971   17,658   12,915
  Related party selling expense          -        -        -      501

  General and administrative
   expenses                          5,061    3,617   14,611    9,939
  Depreciation and amortization
   expense                             235       91      609      461
                                   -------- -------- -------- --------
      Total costs and expenses      26,923   17,005   76,666   50,208
                                   -------- -------- -------- --------
      Net income (loss) from
       operations                   (2,486)     432   (3,647)    (764)

Other income (expense)
  Loss on sale of assets                (5)       4      (79)       4
  Interest income (expense) and
   other, net                           49       48      152       37
                                   -------- -------- -------- --------
      Total other income (expense)      44       52       73       41
                                   -------- -------- -------- --------
Income (loss) before income taxes   (2,442)     484   (3,574)    (723)
  Income tax expense                     -        -        3    1,464
                                   -------- -------- -------- --------
Net income (loss)                  $(2,442)    $484  $(3,577) $(2,187)
                                   ======== ======== ======== ========
Basic and diluted net income (loss)
 per share                           (0.05)    0.01    (0.08)   (0.05)
                                   ======== ======== ======== ========
Weighted average common shares
 outstanding                        45,311   43,910   45,074   43,516
                                   ======== ======== ======== ========
Weighted average common and
 potential common shares
 outstanding - assuming dilution    45,311   44,407   45,074   43,516
                                   ======== ======== ======== ========


                   INVESTOOLS INC. AND SUBSIDIARIES
                 Consolidated Statements of Cash Flows
                            (in thousands)
                              (unaudited)

                                                         Nine months
                                                            Ended
                                                        September 30,
                                                      ----------------
                                                         2004    2003
                                                      -------- -------
Cash flows from operating activities:
Net loss                                              $(3,577) $(2187)
  Adjustments to reconcile net loss to net cash
  provided by operating activities:
   Depreciation and amortization                          609     461
   Deferred tax expense                                     -   2,763
   Stock compensation expense                             203      48
   Inventory write-off                                    358       -
   Changes in operating assets and liabilities, net of
   effect of acquired businesses:
     Accounts receivable                               (1,627) (1,558)
     Restricted cash                                     (344)      -
     Other current assets                              (2,807)   (618)
     Accounts payable                                   2,896   2,104
     Deferred revenue                                  13,243   2,434
     Accrued payroll                                      580     350
     Other current liabilities                            914     420
     Taxes receivable/payable                             (28)  1,446
                                                      -------- -------
        Net cash provided by operating activities      10,420   5,663

Cash flows from investing activities:
  Purchases of marketable securities                  (10,942) (2,930)
  Proceeds from sale of marketable securities           9,131       -
  Purchases of furniture, fixtures and equipment         (786)   (334)
  Investment in 360 Group, net of cash received of
   $1.5 million                                           (62)      -
                                                      -------- -------
        Net cash used in investing activities          (2,659) (3,264)

Cash flows from financing activities:
  Payments on notes payable                              (254)    (14)
  Changes in long-term restricted cash                 (1,506)    561
  Repurchase of stock                                  (1,498)      -
  Exercise of stock options                               189       -
                                                      -------- -------
        Net cash (used in) provided by financing
         activities                                    (3,069)    547
                                                      -------- -------
Increase in cash and cash equivalents                   4,692   2,946

Cash and cash equivalents:
  Beginning of period                                   4,458   5,160
                                                      -------- -------
  End of period                                        $9,150  $8,106
                                                      ======== =======

    CONTACT: INVESTools Inc.
             Paul A. Helbling, SVP & CFO, 281-588-9102 paul.helbling@investools.com